UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/05/2007

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) MainStreet BankShares, Inc. ("MainStreet") has instituted a Supplemental Retirement Plan ("SERP") for Larry A. Heaton, President and Chief Executive Officer and Brenda H. Smith, Executive Vice President, Chief Financial Officer and Corporate Secretary. The funding mechanism for the SERP is Bank Owned Life Insurance ("BOLI") policies on the lives of the two executives. Because of the tax advantages of the life insurance policies, the SERP and the BOLI are designed to be profit-neutral to MainStreet. The SERP is designed to provide 65% of final average five years base salary less MainStreet's social security contribution. The SERP also has a vesting schedule based on years of service. The SERP has certain provisions for early retirement, death benefits and disability. Normal retirement age under the SERP is 65. The SERP would become 100% vested in the event of a change in control. Assuming 100% annual crediting rate, a 3% increase in base salary and a mortality age of 85, it is estimated that the SERP would result in annual payments of $174,986 and $85,300 to Larry A. Heaton and Brenda H. Smith, respectively.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: March 07, 2007	By:	/s/ LARRY A. HEATON
LARRY A. HEATON
PRESIDENT/CHIEF EXECUTIVE OFFICER

MAINSTREET BANKSHARES INC

Date: March 07, 2007	By:	/s/ BRENDA H. SMITH
BRENDA H. SMITH
EXECUTIVE VICE PRESIDENT/CHIEF FINANCIAL OFFICER/CORPORATE SECRETARY